Exhibit 99.1

FOR IMMEDIATE RELEASE

CIC COMPLETES $4 MILLION FINANCING
TO ACCELERATE GROWTH

Redwood Shores, CA, November 3, 2004 - (OTC BB: CICI) Communication Intelligence Corporation (“CIC” or “the Company”), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions, announced today the closing of a combination debt and equity financing of approximately $4 million led by H.C. Wainwright & Co., Inc. (“Wainwright”).  The Company expects to use the proceeds of the financing for additional working capital as it continues to further strengthen its leadership position.

Under the terms of the financing, the Company has issued convertible promissory notes in the aggregate principal amount of $4,195,000 and warrants to acquire 3,632,035 shares of the Company’s common stock at an exercise price of $0.508 per share.  The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share.  If the aggregate principal amount owing under the notes is converted, the Company will issue 9,080,087 shares of its common stock.  If the notes are not converted, all principal and accrued but unpaid interest will be due October 28, 2007.  The Company may pay accrued interest in cash or in shares of Company stock, issued at the market price for the stock calculated prior to the interest payment.  The Company does not currently intend to pay accrued interest with shares of its common stock.

The warrants expire on October 28, 2009.  The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and the exercise of the warrants.

The Company also is required to file a registration statement providing for the resale of the shares issued upon the conversion of the notes and the exercise of the warrants.

“Recent Studies, including those by Frost & Sullivan, IMS and IBG all confirm that CIC is the leading global supplier in the signature verification market.  We believe this reflects our technology leadership and a product strategy focused on providing the best possible offering to our end user customers with proven, multi-platform software products that enable highly adaptive, hardware independent solutions that are compatible with the various biometric and alternative eSignature methods and that work within   any operating system including emerging wireless and mobile environments,” stated Guido DiGregorio, CIC’s Chairman & CEO.  “This infusion of capital will support and help maintain our leadership position by providing funds for expanded worldwide sales coverage, product development programs and strategic initiatives. We continue to consider possible acquisitions that could significantly enhance both near term and longer term revenue potential.”

“Our clients’ investment in CIC demonstrates our, and their, confidence in the Company and our joint belief in the electronic signature market. We are very impressed with CIC’s management, technology, and revenue growth despite the difficult market conditions over the past several years,” said John Clarke, President of Wainwright.  “We believe CIC is well positioned to achieve its objective of sustained earnings growth and significantly increasing shareholder value with the emerging economic recovery.”

About CIC

Communication Intelligence Corporation (“CIC”) is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eTransactions, enabling the world with “The Power to Sign Online®”.  CIC’s products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes.  CIC sells directly to OEMs and Enterprises and has products available through major retail outlets and key integration/channel partners.  Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the company’s technology.  CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

About H. C. Wainwright & Co., Inc.

H. C. Wainwright & Co., Inc. is one of the nation’s oldest privately-owned investment banking firms. From its founding origins, Wainwright’s mission has been to provide the highest quality investment research, planning and execution for its clients. With a focus on small and mid-cap companies, Wainwright’s strategy is to assist entrepreneurial companies and their managers with innovative and prudent solutions for complex and specialized needs. As a full-service investment bank, H.C. Wainwright & Co. Inc., and its professionals are committed to its client’s continued success.  For more information, please visit our website at http://www.hcwainwright.com

Forward Looking Statement

Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC

Investor Relations Inquiries:

Chantal Eshghipour

650-802-7740

investorrelations@cic.com

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